Exhibit 1

EXECUTION

TENDER AGREEMENT

This Agreement (this “Agreement”), dated as of March 30, 2017, is entered into by and among Nathan and Sandra Kahn (the “Stockholder”), Ta Chen Stainless Pipe Co., Ltd., a publicly-traded Taiwan (ROC) corporation (“Parent”), and Ta Chen Investment Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, simultaneously with the execution of this Agreement, Empire Resources, Inc., a Delaware corporation (the “Company”), Parent, and Sub are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), providing, among other things, for the commencement by Sub of a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, to be followed by the merger of Sub with and into the Company (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, the Stockholder owns a significant number of shares of Common Stock; and

WHEREAS, as an inducement and a condition to their entering into the Merger Agreement and incurring the obligations set forth therein, and for other good and valuable consideration, Parent and Sub have required that the Stockholder enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                  Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants as follows:

(a)                Title. As of the date hereof, the Stockholder is the record owner and beneficial owner of 3,822,523 shares of Common Stock (excluding shares of Common Stock issuable upon exercise of options). These 3,822,523 shares of Common Stock are referred to as the “Subject Securities.” The Stockholder has good and valid title to the Subject Securities, free and clear of all liens, claims, options, charges, security interests, rights, warrants, puts, calls or other encumbrances.

(b)               Right to Vote and Transfer. The Stockholder has the sole and full legal power, authority and right to vote and dispose of (including by tender into the Offer) all of its Subject Securities, and shall have the sole and full legal power, authority and right to vote and dispose of all of his or its Additional Shares (as defined in Section 16), with respect to the matters set forth herein or in the Merger Agreement without the consent or approval of, or any other action on the part of, any other Person or entity. Without limiting the generality of the foregoing, except for this Agreement, the Stockholder has not entered into any voting agreement with any Person or entity with respect to any of the Subject Securities or Additional Shares, granted any Person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Subject Securities or Additional Shares, deposited any of the Subject Securities or Additional Shares in a voting trust, or entered into any arrangement or agreement with any Person or entity limiting or affecting the Stockholder’s legal power, authority or right to (i) vote his or its Subject Securities or Additional Shares in favor of the approval and adoption of the Merger Agreement and any of the transactions contemplated by the Merger Agreement; or (ii) transfer legal title of, or any rights of ownership to, any of the Subject Securities or Additional Shares to Sub.

(c)                Authority. The Stockholder has all necessary legal power, authority and right, to execute and deliver, and to perform his obligations under, this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(d)               Conflicting Instrument; No Transfer. Neither the execution and delivery of this Agreement nor the performance by the Stockholder of his or its agreements and obligations hereunder will result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which the Stockholder is a party or by which the Stockholder (or any of his or its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect the Stockholder’s ability to tender his Subject Securities and Additional Shares into the Offer.

(e)                No Proxy. The Stockholder represents and warrants that any proxies heretofore given to any Person other than Parent or Sub in respect of the Subject Securities or Additional Shares are not irrevocable, and hereby revokes any such proxies by virtue hereof.

2.                  Representations and Warranties of Parent and Sub. Each of Parent and Sub represents and warrants that each has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of Parent and Sub, enforceable against each of Parent and Sub, in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity). Neither the execution and delivery of this Agreement nor the performance by Parent or Sub of its agreements and obligations hereunder will result in any breach or violation of or be in conflict with or constitute a default under any term of (i) any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Parent or Sub is a party or by which Parent or Sub (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not materially adversely affect Parent and Sub.

3.                  Restriction on Transfer. From the date hereof through the termination of this Agreement, the Stockholder agrees that (other than pursuant to the Merger Agreement, the Offer, or, with the prior written consent of Parent) the Stockholder will not, and will not agree to, (i) Transfer any of its Subject Securities, any of the Additional Shares or any options, warrants or other rights to acquire any capital stock of the Company to any Person or entity (other than to a trust or similar entity which either is controlled by the Stockholder or which it agrees to tender into the Offer any Subject Securities or Additional Shares it receives in accordance with Section 4 hereof) or (ii) grant any proxies or powers of attorney, deposit any of the Subject Securities or any of the Additional Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Securities or any of the Additional Shares, or any interest in any of the foregoing. For purposes of this Agreement, “Transfer” means, with respect to a security, (i) the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the beneficial ownership thereof, (ii) the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment or other disposition of such security or the beneficial ownership thereof, (iii) consent to such an offer for sale, transfer, pledge, hypothecation, encumbrance, assignment or other disposition of such security or the beneficial ownership thereof, or (iv) each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have correlative meaning.

4.                  Agreement to Tender. The Shareholder agrees to tender or cause to be validly tendered (and not withdrawn) pursuant to and in accordance with the terms of the Offer and Section 14d-2 under the Securities Exchange Act of 1934, not later than the tenth business day after commencement of the Offer and, subject to applicable law, will cause to remain validly tendered and not withdrawn until termination or expiration of the Offer, all of the Shareholder’s Subject Securities and, with respect to any Additional Shares acquired prior to expiration of the Offer, agrees to validly tender (and not withdraw) any such shares into the Offer as promptly as reasonable practicable after the acquisition of such shares. The Shareholder hereby acknowledges that Sub’s obligation to accept for payment and pay for Common Stock (including the Shareholder’s Subject Securities and Additional Shares) pursuant to the Offer is subject to the terms and conditions of the Offer set forth in the Merger Agreement

5.                  Disclosure of Interest. The Stockholder hereby agrees to permit Parent, Sub or the Company, as applicable, to publish and disclose in the Offer Documents (and any other announcement which may be issued in accordance with the terms of the Merger Agreement) and any other filing required with the Securities and Exchange Commission, national securities exchange or any other foreign or United States governmental authority and, if approval of the shareholders of the Company is required under applicable law, the Proxy/Information Statement, the Stockholder’s identity, interest and intent with respect to the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and may make public a copy of this Agreement.

6.                  Action in Stockholder Capacity Only. The Stockholder makes no agreement or understanding herein on behalf of any director or officer of the Company. The Stockholder signs solely in its capacity as a record and beneficial owner of the Subject Securities, and Additional Shares, and nothing herein shall limit or affect any actions taken by any of its designees to the Company’s board of directors in the designee’s capacity as a director of the Company to the extent specifically permitted by the Merger Agreement. Except for the representations and warranties contained in Section 1 of this Agreement, each of Parent and Sub acknowledges and agrees that neither the Stockholder nor any other Person on behalf of the Stockholder makes any other express or implied representation or warranty with respect to the Common Stock, the Company, or any other matter, including with respect to any other information provided to Parent or Sub by or on behalf of the Company. Each of Parent and Sub agree that neither the Stockholder nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Sub or any other Person resulting from any of the representations or warranties of the Company set forth in the Merger Agreement or with respect to any information provided or omitted from information provided by or on behalf of the Company.

7.                  Invalid Provisions. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

8.                  Executed in Counterparts. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

9.                  Specific Performance. The parties hereto agree that if for any reason the Stockholder fails to perform any of its agreements or obligations under this Agreement irreparable harm or injury to Parent would be caused for which money damages would not be an adequate remedy. Accordingly, the Stockholder agrees that, in seeking to enforce this Agreement against the Stockholder, Parent shall be entitled to specific performance and injunctive and other equitable relief. The provisions of this Section 10 are without prejudice to any other rights or remedies, whether at law or in equity, that Parent may have against the Stockholder for any failure to perform any of its agreements or obligations under this Agreement.

10.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

11.              No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

12.              Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by the Merger Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by the Merger Agreement in any court other than a state court located in the State of Delaware. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, post prepaid, to the address set forth in Section 18, such service to become effective ten days after such mailing

13.              Waiver of Jury Trial. Each of the parties hereto irrevocably waives its right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the actions of the Stockholder, the Company, Parent or Sub in the negotiation, administration, performance and enforcement thereof.

14.              Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

15.              Additional Shares. If, after the date hereof, the Stockholder acquires beneficial ownership of voting securities of capital stock of the Company (any such shares, “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire any shares of capital stock of the Company or through any stock dividend or stock split, the provisions of this Agreement applicable to the Subject Securities shall be applicable to such Additional Shares as if such Additional Shares had been the Subject Securities as of the date hereof subject to the limitation on the maximum number of shares subject to this Agreement set forth in the first sentence of this Section. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person or entity immediately upon the acquisition by the Stockholder of beneficial ownership of such Additional Shares.

16.              Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of the Stockholder or any other individual, any executors, administrators, estates, legal representatives and heirs of the Stockholder or such individual) and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent (except in connection with Transfers by the Stockholder permitted by Section 3 hereof). Without limiting the scope or effect of the restrictions on transfer set forth in Section 3 hereof, the Stockholder agrees that this Agreement and its obligations hereunder shall attach to the Subject Securities and Additional Shares and shall be binding upon any Person or entity to which legal or beneficial ownership of such Subject Securities and Additional Shares shall pass, whether by operation of law or otherwise.

17.              Notices. Any demand, notice or other communication to be given in connection with this Agreement shall be in writing and shall be deemed received on the date of receipt by the recipient if received prior to 5:00 p.m. on a business day in the place of receipt and otherwise on the next succeeding business day and shall be sent to such party at its address or e-mail address set forth below or such other address or electronic transmission (e-mail) as such party may specify by notice to the parties hereto:

If to the SHAREHOLDER:

Empire Resources, Inc.
2115 Linwood Avenue
Fort Lee, NJ 07024
Attention: Nathan Kahn
Facsimile: 201-944-2226
Telephone: 201-944-2200

with a copy to:

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
One New York Plaza
New York, New York 10004
Attention: Peter Golden, Esq.
e-mail: peter.golden@friedfrank.com

If to Parent or Sub:

Ta Chen Stainless Pipe Co., Ltd.

5855 Obispo Avenue

Long Beach, California 90805

Attention: Johnny Hsieh

Facsimile:

Telephone: (562) 808-8000

With a copy to:

Kurosaki & Parker, P.C.

Petroleum Building

714 W. Olympic Boulevard, Suite 1011

Los Angeles, California 90015

Attention: Glenn Kurosaki

Facsimile: (213) 532-8833

Telephone: (213) 532-8832

Mitchell Silberberg & Knupp LLP

11377 W. Olympic Boulevard

Los Angeles, California 90064

Attention: Mark T. Hiraide

Facsimile: (310) 231-8468

Telephone: (310) 312-3768

For purposes of this Section, “business day” means any day, other than a bank holiday in the United States.

18.              Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

19.              Captions. The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

20.              Further Assurances. From time to time, at Parent’s reasonable request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

21.              Termination. This Agreement shall terminate and all rights and obligations of the parties hereunder shall terminate (in each case, without any further action on the part of any party hereto) on the earliest of (i) the acceptance for payment of the Subject Securities and any Additional Shares (to the extent acquired by the Stockholder pursuant to the Offer) pursuant to the Offer; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the termination or withdrawal of the Offer by Parent or Sub; (iv) the expiration of the Offer without the acceptance for payment of shares of Common Stock validly tendered in the Offer; and (v) an amendment of the Merger Agreement or the terms of the Offer without the prior written consent of the Stockholder that (a) decreases the Offer Price or the Merger Consideration, (b) changes the form of consideration to be paid in the Offer or the Merger, or (c) changes any other term of the Offer or Merger that is materially adverse to the Stockholder in his capacity as a holder of shares of Common Stock (the date of any such termination, the “Expiration Date”). In addition, the Stockholder shall have the right to terminate this Agreement if shares of Common Stock shall not have been accepted for payment pursuant to the Offer by the sixtieth day after the date the Offer is commenced.

22.              Permitted Charitable Donations. Notwithstanding anything contained herein to the contrary, the Stockholder may donate up to 82,000 shares of the Subject Securities to one or more charities without violating the terms of this Agreement and, in such case, the obligations contained herein, including the obligation to tender such shares pursuant to Section 4, shall not apply.

Remainder of page intentionally left blank

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 30th day of March, 2017.

NATHAN KAHN

/s/ Nathan Kahn

SANDRA KAHN

/s/ Sandra Kahn

TA CHEN STAINLESS PIPE CO., LTD.

By:	/s/ Li-Yun Hsieh
Name: Li-Yun Hsieh
Title: Chairman

TA CHEN INVESTMENT CORPORATION

By:	/s/ Johnny Hsieh
Name: Johnny Hsieh
Title: President

-8-